                                                                   EXHIBIT 99.1


[PROVINCE HEALTHCARE LOGO]


                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615)370-1377


               PROVINCE HEALTHCARE TO ACQUIRE NEW MEXICO HOSPITAL


         Brentwood, TN, March 14, 2002 - Province Healthcare Company (Nasdaq:PRHC) announced today the signing of a definitive agreement to acquire Los Alamos Medical Center in Los Alamos, New Mexico. The acquisition will close after review and approval by the Attorney General of New Mexico.

         The 47-bed Los Alamos Medical Center is being acquired from Banner Health System in Phoenix, Arizona. The hospital is the only hospital in the community, 96 miles north of Albuquerque and 40 miles west of Santa Fe, New Mexico. It serves a population of approximately 50,000 and has current revenues of approximately $31.5 million.

         Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, "We are very excited about acquiring this hospital and we look forward to bringing quality physicians and additional services to this growing area. Pricing on acquisitions remains within our target of 4 - 6 x's first year projected EBITDA."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 19 general acute care hospitals in eleven states with a total of 2,136 licensed beds. The Company also provides management services to 35 non-urban hospitals in 13 states with a total of 2,776 licensed beds.


CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at
(615)370-1377